EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2020 Third Quarter Results

•	Third quarter 2020 revenue of $10.4 million, an increase of 10% over prior year

•	Unused medications billings grew 24%

•	Route-based billings increased 16%

•	Billings increased in several key markets including Retail at 46%, Professional at 6% and Assisted Living at 20%

•	Increasing medical waste processing capacity from 10 million to 27 million pounds per year by September 2020

•	Preparing for strong flu and potential COVID-19 immunization seasons through a significant increase in inventory of medical waste mailbacks and additional distribution facility space

•	Route-based business footprint extends to 32 states, or 70% of the population, significantly increasing the Company’s pipeline of larger small and medium quantity generator new prospect opportunities

HOUSTON, Texas, April 28, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter and first nine months of fiscal year 2020 ended March 31, 2020.
Revenue in the third quarter of fiscal 2020 was $10.4 million, an increase of 10% compared to $9.5 million in the same prior year quarter. Customer billings increased 9% to $10.3 million for the third quarter compared to $9.5 million for the same prior year quarter. Third quarter 2020 gross margin remained consistent at 21% as compared the third quarter of fiscal 2019. SG&A increased 24% to $3.6 million or 35% of revenue in the third quarter of fiscal 2020, as compared to SG&A of $2.9 million, or 31% of revenue in the same prior year quarter. The increase in SG&A is related to the Company’s continued investments in sales and marketing as well as increased professional fees incurred during fiscal 2020, including the third quarter.
The Company reported an operating loss of $1.6 million in the third quarter of 2020, compared to an operating loss of $1.1 million in the third quarter of 2019. Sharps recorded a net loss of $1.6 million, or a loss of $0.10 per basic and diluted share in the third quarter of fiscal 2020, as compared to a net loss of $1.1 million, or $0.07 per basic and diluted share in the third quarter of fiscal 2019. Sharps recorded an EBITDA loss of $1.2 million in the third quarter of fiscal 2020, as compared to an EBITDA loss of $0.6 million in the third quarter of fiscal 2019. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “As we report our third quarter results, our country and the entire world are coping with the devastating health and economic impacts of COVID-19. At Sharps Compliance, we’re taking every precaution to ensure the safety of our employees, while at the same time remaining active as a leading national provider of comprehensive medical waste solutions, bringing uninterrupted essential support to our customers and the healthcare industry. In support of this, we increased our route-based drivers, plant and operations personnel by ten percent (10%) in advance of the COVID-19 pandemic to make sure that our operations and servicing of customers would not be adversely affected by the potential absence of employees due to COVID-19. We also temporarily increased the pay for our front-line operations personnel and drivers during the pandemic.”
Growth Opportunities and Infrastructure Build Out
As announced on March 25, 2020, the Company is focused on expanding its infrastructure to support what it believes will be a strong 2020 flu and immunization season as well as medical waste disposal related to a potential COVID-19 vaccine which may become available for administration in the U.S. Additionally, the Company sees other potential increased medical waste volumes related to COVID-19 such as the long-term care market where personal protective equipment, or PPE, in many facilities is being disposed of as medical waste and not as trash which has been the historical practice. Finally, the Company’s route-based footprint now extends to 32 states, or 70% of the population, significantly increasing the pipeline of larger small and medium quantity generator sales opportunities.
To address these opportunities, the Company is:

•
Significantly increasing its production and inventory of medical waste mailback and shipback solutions to ensure it remains well positioned to meet an expected increase in customer demand related to the 2020 season flu and the potential COVID-19 vaccine;

•
Increasing its medical waste processing capacity from 10 million to 27 million pounds per year through the addition of a larger autoclave at its Texas facility as well as an additional autoclave at its Pennsylvania facility;

•	Securing a larger warehouse and distribution facility in Pennsylvania to store and distribute larger volumes of medical waste mailbacks; and

•	Expanding its route-based truck fleet and drivers necessary to facilitate the potential increase in volumes from its expanded 32 state route-based footprint and related larger prospect opportunities.

Tusa added, "Regarding the quarter, March is typically our slowest revenue quarter as a result of seasonality and customer ordering patterns. In spite of this, we achieved growth in revenue with increased customer billings in our retail, professional, and assisted living markets and substantial growth in two of our three key solutions - unused medication management and route-based, with our traditional mailback offering essentially flat for the quarter. We expected higher gross margins for the March 2020 quarter, but the cost of goods sold for the quarter was adversely impacted by the proactive 10% increase in route-based drivers, plant and operations personnel and by the pay increase for frontline workers we implemented to ensure uninterrupted service during the COVID-19 pandemic, as mentioned above. Additionally, we incurred operations costs related to the expansion of the route-based business into the Midwest ahead of the anticipated revenue. All of these efforts increased cost of goods sold for the quarter by about $200,000, or about 200 basis points."

Third Quarter Review
Retail market billings increased 46% to $2.3 million in the third quarter of fiscal 2020 as compared to $1.6 million in the same prior year period. The increase in retail billings is primarily due to an acceleration in flu shot related orders and increased unused medication billings including both MedSafe and TakeAway Medication Recovery System envelopes.
Professional market billings increased 6% to $3.9 million in the third quarter of fiscal 2020 compared to $3.7 million in the prior year period. Sharps has driven organic growth in this segment by providing a combination of its cost-effective and easy to use Sharps Recovery System™ and route-based pick-up services, which has been attractive to the small to medium quantity waste generator market comprised of physicians, clinics, dentists, surgery centers, labs, veterinarians and other healthcare providers. Billings for the inside and online sales channel, which primarily targets the Professional and Government markets, increased 28% to $2.5 million in the third quarter of fiscal 2020 as compared to $2.0 million in the same prior year period.
Assisted Living billings increased 20% to $0.8 million in the third quarter of fiscal 2020 compared to $0.6 million in the prior year period, related primarily to increased unused medication billings and COVID-19 related waste management.
Pharmaceutical Manufacturer billings decreased 17% to $0.9 million in the third quarter of fiscal 2020 compared to $1.0 million in the third quarter of fiscal 2019, related to the timing of inventory builds for patient support programs.
First Nine Months Results
Sharps recorded revenue of $38.6 million in the first nine months of 2020, an increase of 20% compared to revenue of $32.1 million in the first nine months of 2019. Customer billings increased 22% to $39.5 million in the first nine months of fiscal 2020. Retail billings increased 33% to $10.7 million as compared to $8.0 million in the first nine months of fiscal 2019, due primarily to an increase in billings for unused medications including MedSafe and TakeAway Medication Recovery System envelopes as well as flu shot related orders. Home Health Care billings increased 32% to $7.6 million in the first nine months of fiscal 2020 compared to $5.7 million in the same period of 2019. In the first nine months of fiscal 2020, Pharmaceutical Manufacturer billings increased 52% to $4.1 million as compared to $2.7 million in the first nine months of fiscal 2019. Professional billings increased 11% to $12.4 million in the first nine months of fiscal 2020 as compared to $11.2 million in the prior year period.
Gross margin increased to 30% for the first nine months of fiscal 2020 as compared to 29% in the first nine months of fiscal 2019. SG&A expense increased 21% to $10.7 million compared to $8.9 million in the first nine months of 2019, related to the Company’s continued investments in sales and marketing, but was consistent with the prior year as a percentage of sales at 28%. The Company recorded operating income of $0.3 million in the first nine months of fiscal 2020 as compared to an operating loss of $0.1 million in the first nine months of fiscal 2019.
Net income for the first nine months of 2020 was $0.1 million, or $0.01 per basic and diluted share compared to a net loss of $0.3 million or a loss of $0.02 per basic and diluted share in the first nine months of fiscal 2019.
Sharps recorded improved EBITDA of $1.5 million in the first nine months of fiscal 2020, as compared to EBITDA of $1.1 million in the first nine months of fiscal 2019. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet
Cash was $4.9 million at March 31, 2020, compared to cash of $4.5 million at June 30, 2019. The Company had working capital of $9.7 million at March 31, 2020 compared to working capital of $10.6 million at June 30, 2019. Additionally, the Company recently announced that it received loan proceeds of $2.2 million on April 20, 2020 under the Paycheck Protection Program (“PPP”) under a promissory note from its commercial bank. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks providing that the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels.
Mr. Tusa concluded, “As an essential service provider to healthcare, we believe we have improved revenue visibility over the next twelve to eighteen months and we anticipate that revenues could be favorably impacted by what experts believe could be a strong flu immunization season, potentially followed by a COVID-19 immunization effort, coupled with potential growth from our core markets including long-term care, home healthcare and the professional markets. Additionally, the expansion of our route-based footprint coverage to 32 states, or 70% of the population, significantly increases the pipeline of new prospect opportunities of larger small and medium quantity generators. We are confident that our leadership position as a comprehensive provider of medical, pharmaceutical and hazardous waste to small to medium quantity generators will provide diverse opportunities for the growth of our business through the balance of fiscal 2020 and beyond.”
Third Quarter Fiscal Year 2020 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.
A telephonic replay will be available through May 28, 2020. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 34131. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a thirty-two (32) state region of the South, Southeast, Midwest and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2020	2019	% Change	2020	2019	% Change

Revenue	$10,414	$9,451	10.2%	$38,578	$32,138	20.0%

Cost of revenue	8,191	7,416	10.5%	26,999	22,760	18.6%
Gross profit	2,223	2,035	9.2%	11,579	9,378	23.5%
Gross margin	21.3%	21.5%		30.0%	29.2%
SG&A expense	3,600	2,901	24.1%	10,718	8,886	20.6%
Depreciation and amortization	201	207		602	613

Operating Income (Loss)	(1,578)	(1,073)		259	(121)
Operating margin	(15.2)%	(11.4)%		0.7%	(0.4)%

Interest income	4	5		13	18
Interest expense	(36)	(22)		(81)	(68)
Total other expense	(32)	(17)		(68)	(50)

Income (loss) before income tax expense	(1,610)	(1,090)		191	(171)
Income tax expense (benefit)	(54)	35		91	105
Net Income (Loss)	$(1,556)	$(1,125)		$100	$(276)

Net Income (Loss) Per Share
Basic and diluted	$(0.10)	$(0.07)		$0.01	$(0.02)

Weighted Average Shares Outstanding
Basic	16,264	16,138		16,211	16,107
Diluted	16,264	16,138		16,312	16,107

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	June 30,
	2020	2019

ASSETS:
Current assets:
Cash	$4,898	$4,512
Accounts receivable, net	9,565	9,289
Inventory	4,910	3,770
Contract asset	55	260
Prepaid and other current assets	1,616	922
Total current assets	21,044	18,753
Property, plant and equipment, net	7,673	5,867
Operating lease right of use asset	8,555	—
Inventory, net of current portion	927	1,046
Other assets	449	443
Goodwill	6,735	6,735
Intangible assets, net	2,857	3,196
Total assets	$48,240	$36,040

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,249	$2,946
Accrued liabilities	2,449	2,213
Operating lease liability	2,021	—
Current maturities of long-term debt	626	517
Contract liability	3,017	2,502
Total current liabilities	11,362	8,178
Contract liability, net of current portion	730	503
Operating lease liability, net of current portion	6,655	—
Other liabilities	120	42
Deferred tax liability	454	243
Long-term debt, net of current portion	1,745	948
Total liabilities	21,066	9,914
Stockholders’ equity	27,174	26,126
Total liabilities and stockholders' equity	$48,240	$36,040

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Professional	$3,885	37.7%	$3,657	$228	6.2%
Retail	2,314	22.4%	1,590	724	45.5%
Home Health Care	1,663	16.1%	1,640	23	1.4%
Pharmaceutical Manufacturer	857	8.3%	1,034	(177)	(17.1)%
Assisted Living	758	7.3%	632	126	19.9%
Government	571	5.5%	568	3	0.5%
Environmental	38	0.4%	25	13	52.0%
Other	240	2.3%	335	(95)	(28.4)%
Subtotal	10,326	100.0%	9,481	845	8.9%
GAAP Adjustment *	88		(30)	118
Revenue Reported	$10,414		$9,451	$963	10.2%

	Nine-Months Ended March 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Professional	$12,385	31.5%	$11,159	$1,226	11.0%
Retail	10,674	27.0%	8,002	2,672	33.4%
Home Health Care	7,586	19.2%	5,728	1,858	32.4%
Pharmaceutical Manufacturer	4,068	10.3%	2,684	1,384	51.6%
Assisted Living	2,063	5.2%	1,897	166	8.8%
Government	1,824	4.6%	1,708	116	6.8%
Environmental	123	0.3%	206	(83)	(40.3)%
Other	752	1.9%	874	(122)	(14.0)%
Subtotal	39,475	100.0%	32,258	7,217	22.4%
GAAP Adjustment*	(897)		(120)	(777)
Revenue Reported	$38,578		$32,138	$6,440	20.0%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$4,614	44.7%	$4,607	$7	0.2%
Route-Based Pickup	2,625	25.4%	2,259	366	16.2%
Unused Medications	2,111	20.4%	1,705	406	23.8%
Third Party Treatment	38	0.4%	26	12	46.2%
Other	938	9.1%	884	54	6.1%
Total Billings By Solution	$10,326	100.0%	$9,481	$845	8.9%

	Nine-Months Ended March 31,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$21,280	53.8%	$18,343	$2,937	16.0%
Route-Based Pickup	7,762	19.7%	6,465	1,297	20.1%
Unused Medications	6,815	17.3%	4,694	2,121	45.2%
Third Party Treatment	123	0.3%	206	(83)	(40.3)%
Other	3,495	8.9%	2,550	945	37.1%
Total Billings By Solution	$39,475	100.0%	$32,258	$7,217	22.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,276	51.1%	$5,110	$166	3.2%
Distributors	2,501	24.2%	2,377	124	5.2%
Inside and Online Sales	2,549	24.7%	1,994	555	27.8%
Total Billings By Channel	$10,326	100.0%	$9,481	$845	8.9%

	Nine-Months Ended March 31,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$21,505	54.5%	$16,563	$4,942	29.8%
Distributors	10,613	26.9%	9,437	1,176	12.5%
Inside and Online Sales	7,357	18.6%	6,258	1,099	17.6%
Total Billings By Channel	$39,475	100.0%	$32,258	$7,217	22.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Net Income (Loss)	$(1,556)	$(1,125)	$100	$(276)

Income tax expense (benefit)	(54)	35	91	105
Interest expense, net	32	17	68	50
Depreciation and amortization	388	426	1,191	1,233

EBITDA	$(1,190)	$(647)	$1,450	$1,112

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.